Exhibit 99.1

                 STILLWATER MINING REPORTS THIRD QUARTER PROFIT

    BILLINGS, Mont., Nov. 7 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) today reported third-quarter 2006 net earnings of $6.9 million, or $0.07 per fully diluted share, on revenues of $180.8 million, benefiting from continuing growth in the Company's precious metal recycling business, strong realized prices on platinum-group metal (PGM) sales and good performance from its mining operations. Earnings for the quarter increased sharply over the third quarter of 2005, when the Company reported a net loss of $9.1 million, or $0.10 per share, on revenues of $119.7 million. Performance in last year's third quarter was hindered by short-term production challenges at the Stillwater Mine.

    For the nine months ending September 30, 2006, Stillwater reported net income of $5.1 million, or $0.06 per fully diluted share, on revenue of $437.6 million. Again, this represents a strong improvement over the $10.9 million loss, or $0.12 per share, on $373.8 million of revenue, reported for the same period in 2005. The Company in 2006 has enjoyed a much stronger contribution from its PGM recycling activities along with higher market prices for PGMs.

    Stillwater mines platinum and palladium from two underground mines located in the mountains of south-central Montana. The Company's PGM mine production during the third quarter of 2006 totaled 151,300 ounces, up from 127,700 ounces in the third quarter of last year. Similarly, for the first nine months of 2006, mine production was 446,200 ounces, compared to 410,800 ounces in the same period last year. The Company recently reaffirmed its forecast for full-year 2006 mine production of between 595,000 ounces and 625,000 ounces of PGMs. Full-year production in 2005 was 553,500 PGM ounces.

    In the third quarter of 2006, Stillwater processed a total of 90,000 PGM recycling ounces through the smelter and refinery, more than doubling the 42,000 ounces of recycling materials processed during the third quarter of 2005. Likewise, for the first nine months of 2006, Stillwater reprocessed about 239,000 ounces, up from 151,000 ounces in the same period in 2005. The Company expects total recycling volumes for the full year 2006 to exceed 325,000 ounces, compared to approximately 203,000 ounces in 2005

    Commenting on the growth in recycling, Francis R. McAllister, Stillwater Chairman and CEO, said, "In addition to our mining operations, the Company's smelting and refining facility at Columbus, Montana processes PGM concentrates produced at the mines. In recent years, as reported, Stillwater also has been recycling increasing volumes of spent PGMs from automotive catalytic converters and petroleum refiners. The volume of recycled material processed through the Company's facility has grown over the past year."

     McAllister added, "To date in 2006, the Company has enjoyed success in its effort to reduce its total cash costs per PGM ounce produced. This reduction is partially attributable to increased production and improvement in realized grade from more selective mining methods, but was amplified in the third quarter by strong by-product and recycling credits. (As discussed in the Company's 2005 Annual Report on Form 10-K, total cash cost per ounce of production is a non-GAAP measure of extraction efficiency; this and similar measures are widely reported within the mining industry.) "For the quarter, total cash costs per ounce declined to $245 from $329 in last year's third quarter; similarly, year-to-date 2006 total cash costs were $293 per ounce, down from $321 per ounce for the first nine months of 2005. While this improvement is real, the Company does not expect the third-quarter level of total cash costs to be sustainable at current production rates, although total cash costs may likely come in lower than the Company's earlier guidance of $300 to $315 per ounce for the full year 2006."

    Commenting on the impact of the third-quarter wildfires, McAllister observed, "As was widely reported earlier, during the month of September wildfires in Montana led to brief precautionary closures at both the Company's mines. The Stillwater Mine lost five shifts of production, and the East Boulder Mine in total lost about fifteen shifts. Management estimates the total lost production for 2006 due to the closures at between 7,000 and 10,000 PGM ounces. Because mine production generally has been strong this year, this lost output has not resulted in any change to the Company's production guidance for 2006, but the loss is expected to reduce fourth quarter earnings modestly."

    Regarding the mine transformation efforts McAllister reported, "Operationally, this year's third quarter saw continuing progress on the Company's program to strengthen the long-term competitiveness of its mining properties. In conjunction with the Company's current expanded capital program, several key infrastructure projects have now been completed or are close to completion, including rail haulage in the lower levels of the Stillwater Mine, a sand plant and distribution system in the upper west area at Stillwater, two new ventilation raises and an expanded tailings facility at the East Boulder Mine. The multiyear effort to improve the developed state and increase proven reserves at both mines is now also well advanced, with over 33,800 feet of new primary development and about 507,400 feet of definitional drilling accomplished during the first nine months of 2006. Due to the complexity of the process, the Company only updates its formal reserve estimates annually, but initial results suggest that the Company's 2006 development program will likely result in another increase to reported proven reserves. The Company's development objective is to achieve and maintain proven reserves equal to about 40 months of production, based on each mine's permitted maximum production level. While that objective will not be reached during 2006, the Company is progressing steadily toward that level of proven reserves."

    Further regarding mine transformation efforts: "The long-term shift toward more selective mining methods, begun about a year ago, continues on plan. These new methods are more manpower intensive, so the Company has initiated a miner training program that will broaden the skills within the Company's existing workforce and train new employees in these skills."

    "On the marketing front, the Company has reported previously on the impressive growth in demand for palladium jewelry, beginning about 30 months ago primarily in China, but now becoming broader based. The Company announced earlier this year the formation of an industry palladium trade organization, the Palladium Alliance International, to promote palladium as a jewelry metal and to provide expertise to the jewelry industry in working with palladium. These efforts continue to generate a high level of interest among jewelers and the general public in international jewelry markets, with palladium now becoming more prevalent in jewelry store displays even in the United States." McAllister concluded.

    Cash Flow and Liquidity

    The Company's cash and cash equivalents balance was $65.0 million at September 30, 2006, up $29.0 million from the end of the second quarter but down $15.2 million year-to-date. Including the Company's available-for-sale investments in highly liquid federal agency notes and commercial paper, the Company's total available liquidity at September 30, 2006, is $93.5 million, up from $90.6 million at the end of the 2006 second quarter, but representing a decline of about $42.5 million from the Company's equivalent available liquidity of $135.9 million at the end of 2005. Most of the year-to-date drop in liquidity is accounted for by a substantial investment in working capital requirements as the recycling business has grown. Working capital constituting marketable inventories or advances thereon in the Company's growing PGM recycling business increased $56.8 million to $83.6 million at the end of the quarter from $26.8 million at the beginning of the year. The Company also has $25.9 million available to it under undrawn revolving credit lines.

    Although cash has been reduced by the growth in recycling working capital, net cash provided from operating activities was $25.5 million in the third quarter of 2006 and $34.8 million year-to-date. Capital expenditures were $22.4 million in the third quarter 2006 and $67.8 million through nine months. Capital spending for 2006 will be under the planned $107 million level which includes $65.5 million for ongoing mine development. Nevertheless, the Company's high priority effort to improve the developed state of the mines is essentially on track.

    The Company also has paid down $10.3 million of its debt obligations during 2006, in accordance with the terms of its credit agreements. Outstanding debt at September 30, 2006, was $131.1 million.

    Third Quarter Results -- Details

    The Company's third quarter 2006 mine production of 151,300 PGM ounces included 109,200 ounces from the Stillwater Mine and 42,100 ounces from East Boulder Mine. For the comparable quarter of 2005, Stillwater Mine produced 83,500 ounces and East Boulder 44,200 ounces. The slight decline in output at East Boulder is attributable to lost production during the September 2006 wildfire shutdowns, when the mine lost a total of 15 shifts of production.

    Sales from mine production totaled 149,600 ounces for the third quarter of 2006 at an overall average realization of $492 per ounce, up from 134,700 ounces at $468 per ounce in the 2005 third quarter. The Company's average realization in both periods benefited from above-market pricing provisions for palladium sales under the Company's contracts with major automobile companies, offset in part by losses on forward sales commitments for platinum. The Company's average realization on palladium sales from mine production was $370 per ounce in the 2006 third quarter, compared to $355 per ounce in the same period last year. The comparable average realization on platinum, net of the loss on forward sales, was $877 per ounce in the third quarter of 2006 and $820 per ounce in the 2005 third quarter.

    During the third quarter of 2006, the Company sold about 96,000 ounces of PGMs from recycled materials. Tolled material in the quarter included approximately another 16,000 ounces of PGMs processed on behalf of others. In the third quarter of 2005, the Company processed and sold about 33,000 ounces of purchased recycling material and toll processed about 25,000 ounces for others.

    Revenues for the third quarter of 2006 totaled $180.8 million, up significantly from $119.7 million in the third quarter of 2005. Proceeds from sales of mined PGMs totaled $73.7 million in the 2006 third quarter, up from $63.0 million in the same quarter last year, reflecting the benefit of the higher ounces and higher average realizations in 2006. Recycling revenues also grew appreciably, increasing to $104.2 million from $24.0 million in last year's third quarter. The growth in recycling more than offset the reduction in revenue from completion of the program to sell off the palladium inventory received in the 2003 Norilsk Nickel transaction, which contributed $20.2 million to revenue in the third quarter of 2005. This sales program concluded during the first quarter of 2006. Resales of purchased metal generated $2.9 million and $12.5 million of revenue during the 2006 and 2005 third quarters, respectively.

    Cost of metals sold (before depreciation and amortization expense) increased to $146.4 million in the third quarter of 2006 from $101.9 million in the 2005 third quarter. Mining costs actually decreased slightly from period to period, totaling $48.1 million in this year's third quarter compared with $48.4 million in the last year's third quarter. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $95.4 million in the third quarter of 2006, up sharply from $22.6 million in the third quarter of last year, driven by the much higher volumes processed and, to a lesser extent, by higher prices paid for the PGM ounces contained in the recycled material. The 2005 third-quarter costs also included acquisition and handling costs of $18.6 million for 109,600 ounces of palladium sold from inventory and an additional $12.4 million to acquire 11,000 ounces of PGMs for resale under various commitments. Purchases of 9,000 ounces of palladium for resale added $2.9 million to third-quarter 2006 costs.

    General and administrative ("G&A") costs increased significantly to $8.3 million in the third quarter of 2006 from $4.8 million in the 2005 third quarter. The third quarter of 2006 includes $2.3 million of expense to implement a palladium-marketing program, plus support costs for upgrading the Company's accounting systems and slightly higher compensation and contractor expense during the quarter.

    Net income of $6.9 million for the third quarter of 2006 included, by business segment, $5.6 million from mining operations and $10.7 million from recycling activities, less corporate costs including $8.3 million of G&A expense and $1.4 million of unallocated net interest expense. As noted last quarter, a portion of the strong third-quarter earnings from recycling can be attributed to second-quarter activities that, due to delays in inventory flows, could not be recognized in income until the third quarter.

    For the third quarter of 2005, the reported net loss of $9.1 million included a loss on mining operations of $5.7 million and net income from recycling activities of $1.8 million, plus at the corporate level $1.8 million of income related to sales from the palladium inventory received in the Norilsk Nickel transaction, less $4.8 million of G&A expense and a total of $2.3 million of unallocated interest expense and other miscellaneous costs. The overall loss stemmed mostly from short-term operating issues at the Stillwater Mine that limited production there during last year's third quarter.

    Nine Months' Results -- Details

    During the first nine months of 2006, Stillwater Mining Company produced 446,200 ounces of PGMs from its mining operations, including 301,700 ounces from the Stillwater Mine and 144,600 ounces from the East Boulder Mine. During the same period last year, the Company's mines produced 410,700 ounces - 287,500 ounces at Stillwater and 123,300 ounces at East Boulder. The increased production during 2006 reflects early benefits from efforts to improve the developed state of the mines.

    Year-to-date sales of mine production for the first nine months of 2006 totaled 439,000 ounces at an overall average realization of $478 per ounce, compared to 435,000 ounces sold during the comparable nine months of 2005 at a combined average realization of $467 per ounce. Nine-month 2006 total sales include 338,600 ounces of palladium at an average realization, with the benefit of contract floor prices, of $370 per ounce; for the corresponding period of 2005, sales of mined palladium totaled 331,600 ounces at an average realized price of $355 per ounce. Platinum sales from mined production for the first nine months of 2006 were 100,400 ounces at $845 per ounce, compared to 103,500 ounces at $824 per ounce in the first nine months of 2005.

    Recycling activity during the first nine months of 2006 has increased steadily, totaling 168,200 ounces sold, up from 94,000 ounces in the comparable period of last year. Toll processing activity on behalf of third parties has accounted for another 60,400 ounces during 2006, down slightly from the 67,000 ounces tolled in the first nine months of 2005.

    Revenues for the first three quarters of 2006 totaled $437.6 million, an increase from $373.8 million of revenue in the same time frame last year. Sales of mined PGM ounces contributed $210.0 million to the 2006 revenue total above and $203.0 million to the 2005 nine-month revenue total. Recycling revenues expanded to $178.5 million in the first nine months of this year from $66.0 million in the same period last year, mirroring the significant growth in the volume of this business. Revenues from sales of the palladium received in the 2003 Norilsk Nickel transaction dropped to $17.6 million year to date in 2006 from $61.3 million through the first nine months of 2005, as that sales program was completed in the first quarter of 2006. Other sales, mostly of metal purchased for resale, have contributed $31.5 million year-to-date in 2006 compared to $43.5 million in the corresponding 2005 period.

    Cost of metals sold, excluding depreciation and amortization expense, increased to $349.6 million for the first nine months of 2006 from $305.0 million in the corresponding period of 2005. The cost of mining operations, included in these numbers, declined slightly to $142.3 million year-to-date in 2006 from $145.3 million in the first three quarters of 2005. Again reflecting the substantial growth during 2006 of the volumes of recycled material processed by Stillwater, recycling cost of metals sold increased sharply to $165.3 million from $61.9 million in the first nine months of last year. As already noted, most of the cost of recycling represents cost to purchase the spent catalyst material itself, while the actual processing is a relatively small portion of the total cost. The cause of the increase in recycling cost between 2006 and 2005 is split about evenly between volume growth and rising per-ton acquisition costs as the value of the contained PGMs in the catalytic material has risen. Costs associated with sales of the palladium received in the Norilsk Nickel transaction declined to $10.8 million year-to-date in 2006 from $55.7 million for the first nine months of 2005; again, the sales program for these metals was completed during the first quarter of 2006. Costs of other miscellaneous metals purchased for resale has decreased to $31.2 million in this year's first nine months from $42.1 million for the same period last year.

    G&A costs have increased significantly during 2006 to $21.6 million from $14.8 million in last year's first nine months. The $6.8 million increase is mostly the result of market development efforts ($3.2 million) and a small exploration program ($0.3 million) introduced during 2006, together with expanded use of contractors in corporate services and increased compensation costs.

    Net income for the first nine months of 2006 was $5.1 million. Business segment contributions to this result included $6.3 million from mining operations, $17.4 million from recycling, and, at the corporate level, $6.9 million related to sales of the palladium received in the Norilsk Nickel transaction, $0.4 million in other income and expenses offset in part by $21.6 million of G&A expense and $4.3 million of unallocated interest expense.

    For the first nine months of 2005, the Company incurred a net loss of $10.9 million. The loss was driven largely by inconsistent mining performance, resulting in a loss from mining operations of $2.0 million. A profit of $4.9 million from recycling activities and a gain of $5.5 million related to sales of the palladium received in the Norilsk Nickel transaction consequently were not enough to offset G&A expenses of $14.8 million and unallocated net interest expense of $6.1 million.

    Stillwater Mining Company will host its third quarter results conference call at 12:00 noon Eastern Standard Time on November 7, 2006. The conference call dial-in numbers are 800-288-8968 (U.S.) and 612-332-0107 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers
(800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 838859, through November 15, 2006, ending at 11:59 p.m. Eastern Time.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2005 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

             Key Factors Tables and Financial Statements follow.

Stillwater Mining Company
Key Factors
(Unaudited)

                                             Three Months Ended         Nine Months Ended
                                                September 30,             September 30,
                                           -----------------------   -----------------------
                                              2006         2005         2006        2005
                                           ----------   ----------   ----------   ----------
OPERATING AND COST DATA FOR MINE
 PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                         117           99          345          317
Platinum                                           34           29          101           94
Total                                             151          128          446          411

Tons milled (000)                                 308          281          957          889
Mill head grade (ounce per ton)                  0.54         0.49         0.51         0.50

Sub-grade tons milled (000) (1)                    17           22           46           59
Sub-grade tons mill head grade
 (ounce per ton)                                 0.13         0.15         0.13         0.16

Total tons milled (000) (1)                       325          303        1,003          948
Combined mill head grade (ounce per
 ton)                                            0.51         0.47         0.49         0.48
Total mill recovery (%)                            90           91           91           91

Total operating costs (000)
 (Non-GAAP) (2)                            $   28,445   $   35,635   $  106,991   $  112,450
Total cash costs (000)
 (Non-GAAP) (2)                            $   37,049   $   42,016   $  130,758   $  132,015
Total production costs (000)
 (Non-GAAP) (2)                            $   57,052   $   61,520   $  192,187   $  192,490

Total operating costs per ounce
 (Non-GAAP) (3)                            $      188   $      279   $      240   $      274
Total cash costs per ounce (Non-
 GAAP) (3)                                 $      245   $      329   $      293   $      321
Total production costs per ounce
 (Non-GAAP) (3)                            $      377   $      482   $      431   $      469

Total operating costs per ton milled
 (Non-GAAP) (3)                            $       87   $      118   $      107   $      119
Total cash costs per ton milled
 (Non-GAAP) (3)                            $      114   $      139   $      130   $      139
Total production costs per ton
 milled (Non-GAAP) (3)                     $      175   $      203   $      192   $      203

Stillwater Mine:
Ounces produced (000)
Palladium                                          84           64          232          221
Platinum                                           25           19           69           67
Total                                             109           83          301          288

Tons milled (000)                                 188          160          544          534
Mill head grade (ounce per ton)                  0.63         0.55         0.60         0.57

Sub-grade tons milled (000) (1)                    17           22           46           59
Sub-grade tons mill head grade
 (ounce per ton)                                 0.13         0.15         0.13         0.16

Total tons milled (000) (1)                       205          182          590          593
Combined mill head grade (ounce
 per ton)                                        0.58         0.50         0.60         0.53
Total mill recovery (%)                            91           92           92           92

Total operating costs (000) (Non-
 GAAP) (2)                                 $   19,587   $   22,871   $   69,609   $   75,715
Total cash costs (000) (Non-
 GAAP)  (2)                                $   25,514   $   27,107   $   85,349   $   88,978
Total production costs (000) (Non-
 GAAP) (2)                                 $   37,988   $   39,230   $  121,560   $  128,397

Total operating costs per ounce
 (Non-GAAP) (3)                            $      179   $      274   $      231   $      263
Total cash costs per ounce (Non-
 GAAP) (3)                                 $      234   $      325   $      283   $      310
Total production costs per ounce
 (Non-GAAP) (3)                            $      348   $      470   $      403   $      447

Total operating costs per ton milled
 (Non-GAAP) (3)                            $       96   $      126   $      118   $      128
Total cash costs per ton milled
 (Non-GAAP) (3)                            $      124   $      149   $      145   $      150
Total production costs per ton
 milled (Non-GAAP) (3)                     $      185   $      215   $      206   $      217

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                             Three months ended         Nine months ended
                                                September 30,             September 30,
                                           -----------------------   -----------------------
                                              2006         2005         2006         2005
                                           ----------   ----------   ----------   ----------
OPERATING AND COST DATA FOR MINE
 PRODUCTION
  (Continued)

East Boulder Mine:
Ounces produced (000)
  Palladium                                        33           35          113           96
  Platinum                                          9           10           32           27
    Total                                          42           45          145          123

Tons milled (000)                                 120          121          413          355
Mill head grade (ounce per ton)                  0.39         0.42         0.39         0.39

Sub-grade tons milled (000) (1)                    --           --           --           --
Sub-grade tons mill head grade (ounce
 per ton)                                          --           --           --           --

Total tons milled (000) (1)                       120          121          413          355
Combined mill head grade (ounce
 per ton)                                        0.39         0.42         0.39         0.39
Total mill recovery (%)                            89           89           89           89

Total operating costs (000)
 (Non-GAAP) (2)                            $    8,858   $   12,765   $   37,382   $   36,735
Total cash costs (000)
 (Non-GAAP) (2)                            $   11,535   $   14,910   $   45,409   $   43,036
Total production costs (000)
 (Non-GAAP) (2)                            $   19,064   $   22,290   $   70,627   $   64,093

Total operating costs per ounce
 (Non-GAAP) (3)                            $      211   $      289   $      259   $      298
Total cash costs per ounce
 (Non-GAAP) (3)                            $      274   $      337   $      314   $      349
Total production costs per ounce
 (Non-GAAP) (3)                            $      453   $      504   $      489   $      520

Total operating costs per ton milled
 (Non-GAAP) (3)                            $       74   $      106   $       90   $      103
Total cash costs per ton milled
 (Non-GAAP) (3)                            $       96   $      124   $      110   $      121
Total production costs per ton milled
 (Non-GAAP) (3)                            $      158   $      185   $      171   $      180

    (1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

    (2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, Norilsk Nickel transaction expenses and interest income and expense are not included in total operating costs, total cash costs or total production costs. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues" for additional detail.

    (3) Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. Please see "Reconciliation of Non- GAAP Measures to Costs of Revenues" and the accompanying discussion.

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                             Three months ended         Nine months ended
                                                September 30,             September 30,
                                           -----------------------   -----------------------
                                              2006        2005          2006         2005
                                           ----------   ----------   ----------   ----------
SALES AND PRICE DATA

Ounces sold (000)
  Mine Production:
    Palladium                                     114          102          339          332
     Platinum                                      36           33          100          103
      Total                                       150          135          439          435

Other PGM activities (5)
  Palladium
    Norilsk Nickel transaction                     --          110           63          329
    Recycling and other                            49           14           94           43

  Platinum
    Recycling and other                            49           22           90           61

  Rhodium
    Recycling and other                             7            7           20           29

    Total                                         105          153          267          462

  Total ounces sold                               255          288          706          897

Average realized price per ounce (4)
  Mine Production:

    Palladium                              $      370   $      355   $      370   $      355
    Platinum                               $      877   $      820   $      845   $      824
      Combined                             $      492   $      468   $      478   $      467

Other PGM activities

    Palladium                              $      332   $      184   $      302   $      187
    Platinum                               $    1,180   $      878   $    1,106   $      864
    Rhodium                                $    4,852   $    1,924   $    3,892   $    1,624

Average market price per ounce (4)
  Palladium                                $      324   $      187   $      320   $      189
  Platinum                                 $    1,216   $      896   $    1,147   $      877
  Combined                                 $      528   $      358   $      504   $      353

    (4) The Company's average realized price represents revenues, including the effect of contractual floor and ceiling prices, hedging gains and losses realized on commodity instruments, and contract discounts, all divided by total ounces sold. The average market price represents the average monthly London PM Fix for palladium, platinum and combined prices and Johnson Matthey quotation for rhodium prices for the actual months of the period.

    (5) Prior period amounts have been adjusted to conform to the current period presentation.

    Reconciliation of Non-GAAP Measures to Costs of Revenues

    The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

    While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

    Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Statement of Operations and Comprehensive Income (Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income (Loss).

    Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

    When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non- GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

    When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

    Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

    When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

    When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                         Three months ended          Nine months ended
                                           September 30,               September 30,
                                      ------------------------    ------------------------
(in thousands)                           2006          2005          2006          2005
-----------------------------------   ----------    ----------    ----------    ----------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs (Non-GAAP)      $   28,445    $   35,635    $  106,991    $  112,450
  Royalties, taxes and other               8,604         6,381        23,767        19,565
Total cash costs (Non-GAAP)           $   37,049    $   42,016    $  130,758    $  132,015
  Asset retirement costs                     164           151           483           381
  Depreciation and amortization           19,979        20,239        61,240        59,516
  Depreciation and amortization
   (in inventory)                           (140)         (886)         (294)          578
Total production costs (Non-GAAP)     $   57,052    $   61,520    $  192,187    $  192,490
  Change in product inventories            3,281        36,259        35,963       105,231
  Costs of recycling activities           95,356        22,552       165,292        61,872
  Recycling activities -
   depreciation                               24            14            74            41
  Add: Profit from recycling
   activities                             10,710         1,785        17,420         4,888
Total consolidated costs of
 revenues                             $  166,423    $  122,130    $  410,936    $  364,522

Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-GAAP)      $   19,587    $   22,871    $   69,609    $   75,715
  Royalties, taxes and other               5,927         4,236        15,740        13,263
Total cash costs (Non-GAAP)           $   25,514    $   27,107    $   85,349    $   88,978
  Asset retirement costs                     119           109           349           258
  Depreciation and amortization           12,385        13,613        36,572        39,899
  Depreciation and amortization (in
   inventory)                                (30)       (1,599)         (710)         (738)
Total production costs (Non-GAAP)     $   37,988    $   39,230    $  121,560    $  128,397
  Change in product inventories             (138)        7,414        (4,624)       11,367
  Add: Profit from recycling
   activities                              7,665         1,147        12,041         3,391
Total costs of revenues               $   45,515    $   47,791    $  128,977    $  143,155

East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs (Non-GAAP)      $    8,858    $   12,765    $   37,382    $   36,735
  Royalties, taxes and other               2,677         2,145         8,027         6,301
Total cash costs (Non-GAAP)           $   11,535    $   14,910    $   45,409    $   43,036
  Asset retirement costs                      45            42           134           123
  Depreciation and amortization            7,594         6,626        24,668        19,617
  Depreciation and amortization (in
   inventory)                               (110)          712           416         1,317
Total production costs (Non-GAAP)     $   19,064    $   22,290    $   70,627    $   64,093
  Change in product inventories              490        (1,410)       (1,406)       (2,017)
  Add: Profit from recycling
   activities                              3,045           638         5,379         1,497
Total costs of revenues               $   22,599    $   21,518    $   74,600    $   63,573

Other PGM activities: (1)
Reconciliation to costs of
 revenues:
Change in product inventories         $    2,929    $   30,255    $   41,993    $   95,882
Recycling activities -
 depreciation                                 24            14            74            41
Costs of recycling activities             95,356        22,552       165,292        61,872
Total costs of revenues               $   98,309    $   52,821    $  207,359    $  157,795

(1) Other PGM activities include recycling and sales of palladium received in the Norilsk Nickel transaction and other.

Stillwater Mining Company
Statement of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                         Three months ended          Nine months ended
                                           September 30,               September 30,
                                      ------------------------    ------------------------
                                         2006          2005          2006          2005
                                      ----------    ----------    ----------    ----------
Revenues

  Mine production                     $   73,660    $   62,996    $  210,034    $  203,030
  PGM recycling                          104,228        24,025       178,481        65,983
  Sales of palladium received in
   the Norilsk Nickel transaction             --        20,175        17,637        61,291
  Other                                    2,929        12,517        31,450        43,483
      Total revenues                     180,817       119,713       437,602       373,787

Costs and expenses
 Cost of metals sold
   Mine production                        48,135        48,356       142,337       145,292
   PGM recycling                          95,356        22,552       165,292        61,872
   Sales of palladium received in
    Norilsk Nickel transaction                --        18,569        10,785        55,742
   Other                                   2,929        12,400        31,208        42,059
      Total costs of metals sold         146,420       101,877       349,622       304,965

Depreciation and amortization
  Mine production                         19,979        20,239        61,240        59,516
  PGM recycling                               24            14            74            41
      Total depreciation and
       amortization                       20,003        20,253        61,314        59,557
        Total costs of revenues          166,423       122,130       410,936       364,522

Exploration                                   --            --           332            --
Marketing                                  2,345            75         3,235           427
General and administrative                 5,948         4,739        18,006        14,331
      Total costs and expenses           174,716       126,944       432,509       379,280

Operating income (loss)                    6,101        (7,231)        5,093        (5,493)

Other income (expense)
  Other income                               300            --           303            --
  Interest income                          3,345         1,275         8,396         3,468
  Interest expense                        (2,954)       (3,041)       (8,496)       (8,719)
  Gain/(loss) on disposal of
   property, plant and equipment              70          (107)         (164)         (182)

Income (loss) before income tax
 provision                                 6,862        (9,104)        5,132       (10,926)

Income tax provision                          --           (10)          (10)          (13)

Net income (loss)                     $    6,862    $   (9,114)   $    5,122    $  (10,939)

Other comprehensive income (loss),
 net of tax                               21,454        (9,180)       (8,138)      (11,137)

Comprehensive income (loss)           $   28,316    $  (18,294)   $   (3,016)   $  (22,076)

Weighted average common shares
 outstanding
   Basic                                  91,310        90,775        91,194        90,626
   Diluted                                92,233        90,775        92,030        90,626

Basic earnings (loss) per share
   Net income (loss)                  $     0.08    $    (0.10)   $     0.06    $    (0.12)

Diluted earnings (loss) per share
   Net income (loss)                  $     0.07    $    (0.10)   $     0.06    $    (0.12)

Stillwater Mining Company
Balance Sheet
(Unaudited)
(in thousands, except share and per share data)

                                               September 30,     December 31,
                                                   2006             2005
                                               -------------    -------------
ASSETS
Current assets
  Cash and cash equivalents                    $      65,027    $      80,260
  Restricted cash                                      3,785            2,685
  Investments, at fair market value                   28,430           55,668
  Inventories                                        122,050           86,634
  Advances on inventory purchases                     25,012            6,950
  Accounts receivable                                 21,214           27,287
  Deferred income taxes                                2,402            5,313
  Other current assets                                 5,862            4,114
     Total current assets                      $     273,782    $     268,911

Property, plant and equipment (net of
 $199,058 and $141,396 accumulated
 depreciation and amortization)                      451,014          445,199
Other noncurrent assets                               10,090            7,347

     Total assets                              $     734,886    $     721,457

LIABILITIES  AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                             $      16,780    $      14,407
  Accrued payroll and benefits                        17,697           17,801
  Property, production and franchise
   taxes payable                                       9,106            9,542
  Current portion of long-term debt and
   capital lease obligations                           1,664            1,776
  Portion of debt repayable upon
   liquidation of finished palladium
   in inventory                                           --            7,324
  Fair value of derivative instruments                21,358           13,284
  Other current liabilities                           10,660            4,953
     Total current liabilities                 $      77,265    $      69,087

Long-term debt and capital lease
 obligations                                         129,465          132,307
Fair value of derivative instruments                   4,472            4,318
Deferred income taxes                                  2,402            5,313
Accrued workers compensation                           9,790            5,854
Asset retirement obligation                            7,810            7,328
Other noncurrent liabilities                           6,171            3,706

     Total liabilities                         $     237,375    $     227,913

Stockholders' equity
Preferred stock, $0.01 par value,
 1,000,000 shares authorized; none issued      $          --    $          --
Common stock, $0.01 par value,
 200,000,000 shares authorized;
 91,386,217 and 90,992,045 shares
 issued and outstanding                                  914              910
Paid-in capital                                      614,807          607,828
Accumulated deficit                                  (92,670)         (97,792)
Accumulated other comprehensive loss                 (25,540)         (17,402)
Total stockholders' equity                     $     497,511    $     493,544
Total liabilities and stockholders' equity     $     734,886    $     721,457

Stillwater Mining Company
Statement of Cash Flows
(Unaudited)
(in thousands)

                                              Three months ended          Nine months ended
                                                 September 30,               September 30,
                                           ------------------------    ------------------------
                                              2006          2005          2006          2005
                                           ----------    ----------    ----------    ----------
Cash flows from operating activities
Net income (loss)                          $    6,862    $   (9,114)   $    5,122    $  (10,939)

Adjustments to reconcile net income
 (loss) to net cash (used in)
 provided by operating activities
   Depreciation and amortization               20,003        20,253        61,314        59,557
   Lower of cost or market inventory
    adjustment                                     54         1,427         1,194         1,427
   (Gain)/loss on disposal of
    property, plant and equipment                 (70)          107           164           182
   Stock issued under employee
    benefit plans                               1,306         1,152         3,560         3,470
   Amortization of debt issuance costs            199           140           582           459
   Share based compensation                     1,090           663         2,616         1,718

Changes in operating assets and
 liabilities
   Inventories                                  6,747        21,285       (36,904)       65,767
   Advances on inventory purchases               (344)       (2,862)      (18,062)       (7,016)
   Accounts receivable                         (8,720)       (2,727)        6,073        (7,546)
   Accounts payable                               595           756         2,373           264
   Workers' compensation                          310            --         3,936           720
   Restricted cash                             (1,100)           --        (1,100)          (35)
   Other                                       (1,388)       (1,165)        3,926         2,159

Net cash provided by operating
 activities                                    25,544        29,915        34,794       110,187

Cash flows from investing activities
  Capital expenditures                        (22,398)      (26,565)      (67,754)      (66,787)
  Proceeds from disposal of property,
   plant and equipment                            247            --           510            --
  Purchases of investments                     (3,947)      (29,223)      (71,968)      (51,894)
  Proceeds from maturities of
   investments                                 29,985            --        99,235        35,821

Net cash provided by (used in)
 investing activities                           3,887       (55,788)      (39,977)      (82,860)

Cash flows from financing activities
   Payments on long-term debt and
    capital lease obligations                    (363)       (7,375)      (10,278)      (15,320)
   Payments for debt issuance costs                --           (22)         (579)          (22)
   Issuance of common stock, net of
    stock issue costs                               2            14           807            23

Net cash (used in) financing activities          (361)       (7,383)      (10,050)      (15,319)

Cash and cash equivalents
  Net increase (decrease)                      29,070       (33,256)      (15,233)       12,008
Balance at beginning of period                 35,957       141,316        80,260        96,052

Balance at end of period                   $   65,027    $  108,060    $   65,027    $  108,060

SOURCE  Stillwater Mining Company
    -0-                             11/07/2006
    /CONTACT: Dawn McCurtain of Stillwater Mining Company, +1-406-373-8742/ /Web site: http://www.stillwatermining.com /
    (SWC)